EXHIBIT 99.1

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Chris Siu	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Provides Preliminary Financial Results for its Fiscal Fourth Quarter and Full Year Ended May 31, 2024 Ahead of CEO Investor Summit

Fremont, CA (July 9, 2024) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and burn-in equipment, today announced select preliminary unaudited financial results for its fiscal 2024 full year ended May 31, 2024, in advance of the Company’s participation in the 16th Annual CEO Investor Summit 2024, which will be held Wednesday, July 10th at the St. Regis Hotel in San Francisco, CA.

Fiscal Fourth Quarter 2024 Preliminary Unaudited Revenue and Net Income Results:

•	Fourth quarter revenue of approximately $16.6 million.
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Fourth quarter GAAP net income of approximately $23.8 million, which includes a tax benefit resulting from the release of the Company’s full income tax valuation allowance of approximately $20.8 million.

Fiscal 2024 Preliminary Unaudited Revenue and Net Income Results:

•	Full-year revenue of approximately $66.2 million.
•	Full-year GAAP net income of approximately $33.1 million, which includes a tax benefit resulting from the release of the Company’s full income tax valuation allowance of approximately $20.8 million.

Aehr Test President and CEO Gayn Erickson’s Commentary

“Our full-year revenue and net income results exceeded our previously provided guidance of at least $65 million in revenue and $11 million in GAAP net income and surpassed analyst consensus. Although we saw customer push outs of our products for silicon carbide devices due to slowing electric vehicle (EV) demand in the second half of our fiscal year, we still achieved another record year for annual revenue for Aehr. Wafer level test and burn-in of silicon carbide power semiconductors used in EVs were a key driver of our business in the last year and we remain actively engaged with a significant number of new potential silicon carbide device and module suppliers to meet their anticipated capacity needs.

“Looking ahead to fiscal 2025, we anticipate silicon carbide will continue to be a key contributor to revenue, but we are also expecting bookings and revenue across a much broader range of customers and markets. We are seeing traction with emerging opportunities for our wafer level burn-in solutions in new target markets, such as silicon photonics integrated circuits used for optical I/O communication between chipsets and processors, gallium nitride power semiconductors used in data centers and solar power conversion, semiconductors used in hard disk drive magnetic read/write heads, flash memory devices used in solid-state disk drives, and production test and burn-in of artificial intelligence (AI) processors. More details on our fiscal 2024 financial results and guidance for the new fiscal year will be shared during our earnings conference call on July 16, 2024.”

Cautionary Statement Regarding Preliminary Results

The foregoing preliminary financial information reflects management’s current views with respect to the Company’s financial results. These preliminary results remain subject to the completion of normal quarter-end and fiscal-end accounting procedures and closing adjustments. Aehr will release its full financial results for the fiscal 2024 fourth quarter and full year on July 16, 2024 following the close of market. Details on the conference call and webcast to discuss the results have been provided in a press release dated July 2, 2024. No independent registered public accounting firm has reviewed, examined, or performed any procedures with respect to, nor have they expressed any form of assurance on, these preliminary estimated results.

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a leading provider of test solutions for testing, burning-in, and stabilizing semiconductor devices in wafer level, singulated die, and package part form, and has installed thousands of systems worldwide. Increasing quality, reliability, safety, and security needs of semiconductors used across multiple applications, including electric vehicles, electric vehicle charging infrastructure, solar and wind power, computing, data and telecommunications infrastructure, and solid-state memory and storage, are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products and solutions. Aehr has developed and introduced several innovative products including the FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems that can test, burn-in, and stabilize a wide range of devices such as leading-edge silicon carbide-based and other power semiconductors, 2D and 3D sensors used in mobile phones, tablets, and other computing devices, memory semiconductors, processors, microcontrollers, systems-on-a-chip, and photonics and integrated optical devices. The FOX-CP system is a low-cost single-wafer compact test solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The FOX WaferPak Contactor contains a unique full wafer contactor capable of testing wafers up to 300mm that enables IC manufacturers to perform test, burn-in, and stabilization of full wafers on the FOX-P systems. The FOX DiePak Carrier allows testing, burning in, and stabilization of singulated bare die and modules up to 1024 devices in parallel per DiePak on the FOX-NP and FOX-XP systems up to nine DiePaks at a time. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Aehr’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Aehr’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, future requirements and orders of Aehr’s new and existing customers; bookings and revenue forecasted for proprietary WaferPakTM and DiePak consumables, as well as the ability to generate bookings and revenue from application of Aehr’s solutions in emerging markets; Aehr’s ability to receive orders and generate revenue in the future, as well as Aehr’s beliefs regarding the factors impacting the foregoing; preliminary financial guidance for the full fiscal year 2024; and expectations related to long-term demand for Aehr’s products, the attractiveness of key markets and the ability for AEHR to successfully enter new markets. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Aehr’s recent Form 10-K, 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

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